COMERICA REPORTS THIRD QUARTER 2014 NET INCOME OF $154 MILLION,
OR 82 CENTS PER SHARE
Broad-Based Growth in Average Loans and Deposits Compared to Third Quarter 2013:
Average Loans Up $3.1 Billion, or 7 Percent
Average Noninterest-Bearing Deposits Increase $2.9 Billion, or 13 Percent
DALLAS/October 17, 2014 -- Comerica Incorporated (NYSE: CMA) today reported third quarter 2014 net income of $154 million, compared to $151 million for the second quarter 2014 and $147 million for the third quarter 2013. Earnings per diluted share were 82 cents for the third quarter 2014, compared to 80 cents for the second quarter 2014 and 78 cents for the third quarter 2013. Third quarter results reflected a net benefit of $5 million, after tax, or 3 cents per share, from certain actions including a $32 million gain on the early redemption of debt, a $9 million contribution to the Comerica Charitable Foundation and other charges totaling $15 million (see "Noninterest Expenses" section for further details).

(dollar amounts in millions, except per share data)	3rd Qtr '14		2nd Qtr '14	3rd Qtr '13
Net interest income (a)	$414		$416	$412
Provision for credit losses	5		11	8
Noninterest income	215		220	228
Noninterest expenses	397	(b)	404	417
Provision for income taxes	73		70	68

Net income	154		151	147

Net income attributable to common shares	152		149	145

Diluted income per common share	0.82		0.80	0.78

Average diluted shares (in millions)	185		186	187

Tier 1 common capital ratio (d)	10.69%	(c)	10.50%	10.72%
Basel III common equity Tier 1 capital ratio (d) (e)	10.4		10.3	10.4
Tangible common equity ratio (d)	9.94		10.39	9.87

(a)
Included accretion of the purchase discount on the acquired loan portfolio of $3 million, $10 million and $8 million in the third quarter 2014, second quarter 2014 and third quarter 2013, respectively.

(b)
Reflected a net benefit of $8 million from certain actions, including a $32 million gain on the early redemption of debt, a $9 million contribution to the Comerica Charitable Foundation and other charges totaling $15 million. See "Noninterest Expenses" section for further details.

(c)	September 30, 2014 ratio is estimated.

(d)	See Reconciliation of Non-GAAP Financial Measures.

(e)	Estimated ratios based on the standardized approach in the final rule, as fully phased-in, and excluding most elements of accumulated other comprehensive income (AOCI).

"The third quarter reflected broad-based average loan growth as well as significant deposit growth across virtually all business lines," said Ralph W. Babb Jr., chairman and chief executive officer. "We also had solid credit quality and expenses that continue to be well controlled.
"Average total loans were up $3 billion, or 7 percent on a year-over-year basis, and were up $434 million, or 1 percent, compared to the second quarter. The pace of loan growth declined relative to the second quarter due to the typical seasonality, such as model changeover in our dealer services business and summer slowdown, as well as moderating growth in the overall economy. It is clear that our customers are becoming stronger and more confident, however, they remain somewhat cautious and continue to build liquidity.  This is reflected in the $2.9 billion, or 13 percent, year-over-year increase in average noninterest-bearing deposits and the $1.3 billion, or 5 percent, increase over the second quarter.

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COMERICA REPORTS THIRD QUARTER 2014 NET INCOME OF $154 MILLION - 2

"With the continued low interest rate environment and rising regulatory and technology demands, we took certain actions in the third quarter intended to assist us in partially offsetting these headwinds.  As a result, our third quarter expenses included charges associated with a number of projects focused on further efficiency as well as a donation to our charitable foundation.
"We are focused on the long-term and building enduring customer relationships. Our customers appreciate the value proposition we provide, with products and services that meet their needs. We continue to be well positioned for rising rates and to benefit as the economy improves."
Third Quarter 2014 Compared to Second Quarter 2014

•
Average total loans increased $434 million, or 1 percent, to $47.2 billion, reflecting broad-based increases led by Mortgage Banker Finance ($276 million), Technology and Life Sciences ($110 million) and Energy ($95 million), partially offset by decreases in National Dealer Services ($178 million) and general Middle Market ($142 million). Period-end total loans decreased $174 million, to $47.7 billion, primarily reflecting declines in National Dealer Services ($356 million), general Middle Market ($246 million) and Mortgage Banker Finance ($102 million), partially offset by increases in almost all other lines of business.

•
Average total deposits increased $1.8 billion, or 3 percent, to $55.2 billion, reflecting increases in noninterest-bearing deposits of $1.3 billion and interest-bearing deposits of $515 million. Average deposits increased in almost all lines of business, led by Middle Market. Period-end deposits increased $3.4 billion, to $57.6 billion, reflecting increases in noninterest-bearing deposits of $2.7 billion and interest-bearing deposits of $695 million.

•
Net interest income decreased $2 million to $414 million in the third quarter 2014, compared to $416 million in the second quarter 2014, primarily reflecting a $7 million decline in accretion of the purchase discount on the acquired loan portfolio partially offset by the benefit from an increase in loan volume.

•
The provision for credit losses decreased $6 million to $5 million in the third quarter 2014, compared to $11 million in the second quarter 2014. Net charge-offs were $3 million, or 0.03 percent of average loans, in the third quarter 2014, compared to $9 million, or 0.08 percent, in the second quarter 2014.

•
Noninterest income decreased $5 million to $215 million in the third quarter 2014, reflecting a $3 million decrease in customer-driven fee income and a $2 million decrease in noncustomer-driven income.

•
Noninterest expenses decreased $7 million to $397 million in the third quarter 2014, primarily reflecting a net benefit of $8 million as a result of certain actions taken in the current quarter, which included a $32 million gain on the early redemption of debt, a $9 million contribution to the Comerica Charitable Foundation and other charges totaling $15 million. Expenses were stable excluding the impact of these actions.

•	Capital remained solid at September 30, 2014, as evidenced by an estimated Tier 1 common capital ratio of 10.69 percent and a tangible common equity ratio of 9.94 percent.

•
Comerica repurchased approximately 1.2 million shares of common stock during third quarter 2014 under the repurchase program. Together with dividends of $0.20 per share, $95 million was returned to shareholders.

Third Quarter 2014 Compared to Third Quarter 2013

•	Average total loans increased $3.1 billion, or 7 percent, reflecting increases in almost all lines of business.

•	Average total deposits increased $3.3 billion, or 6 percent, driven by an increase in noninterest-bearing deposits of $2.9 billion, or 13 percent.

•
Net income increased $7 million, or 4 percent, primarily reflecting decreases in noninterest expenses, reflecting lower pension expense, and the provision for credit losses, partially offset by a decrease in noninterest income.

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COMERICA REPORTS THIRD QUARTER 2014 NET INCOME OF $154 MILLION - 3

Net Interest Income

(dollar amounts in millions)	3rd Qtr '14	2nd Qtr '14	3rd Qtr '13
Net interest income	$414	$416	$412

Net interest margin	2.67%	2.78%	2.79%

Selected average balances:
Total earning assets	$61,672	$60,148	$58,892
Total loans	47,159	46,725	44,094
Total investment securities	9,388	9,364	9,380
Federal Reserve Bank deposits	4,877	3,801	5,156

Total deposits	55,163	53,384	51,865
Total noninterest-bearing deposits	25,275	24,011	22,379

•	Net interest income decreased $2 million to $414 million in the third quarter 2014, compared to the second quarter 2014.

◦
Interest on loans decreased $4 million, reflecting a decrease in accretion of the purchase discount on the acquired loan portfolio (-$7 million), the impact of a negative residual value adjustment to assets in the leasing portfolio (-$2 million), a decrease in interest recognized on nonaccrual loans (-$1 million), the benefit from an increase in loan balances ($4 million) more than offsetting other loan portfolio dynamics (-$2 million), and the benefit from one additional day in the third quarter ($4 million).

◦
Interest on investment securities decreased $1 million, primarily reflecting the second quarter 2014 benefit from a retrospective adjustment to premium amortization on mortgage-backed investment securities related to the slowing of expected future prepayments.

◦	Interest on short-term investments increased $1 million compared to the second quarter 2014, due to an increase in Federal Reserve Bank deposits.

◦	Interest expense on medium- and long-term debt decreased $2 million, primarily reflecting the net impact of maturities, redemptions and issuances during the second and third quarters.

•
The net interest margin of 2.67 percent decreased 11 basis points compared to the second quarter 2014, primarily reflecting a decline in accretion of the purchase discount on the acquired loan portfolio (-5 basis points), an increase in Federal Reserve Bank deposits (-4 basis points), other loan portfolio dynamics (-1 basis point), and the impact of the negative leasing residual value adjustment (-1 basis point).

•
Average earning assets increased $1.5 billion, to $61.7 billion in the third quarter 2014, compared to the second quarter 2014, primarily as a result of increases of $1.1 billion in interest-bearing deposits with banks and $434 million in average loans.

Noninterest Income
Noninterest income decreased $5 million to $215 million for the third quarter 2014, compared to $220 million for the second quarter 2014, reflecting decreases in customer-driven fee income of $3 million and noncustomer-driven income of $2 million. The decrease in customer-driven fee income primarily reflected decreases in foreign exchange income and investment banking fees, partially offset by an increase in commercial lending fees.
Noninterest Expenses
Noninterest expenses decreased $7 million to $397 million for the third quarter 2014, compared to $404 million for the second quarter 2014, primarily as a result of a net $8 million benefit from certain actions taken in the third quarter 2014. Excluding these actions, the $1 million increase in noninterest expenses primarily reflected the impact of one additional day in salaries and benefits expense and small increases in net occupancy expense and several other categories, partially offset by lower litigation-related expenses.
The actions taken in the third quarter 2014 included:

•	Gain on early redemption of debt of $32 million.

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COMERICA REPORTS THIRD QUARTER 2014 NET INCOME OF $154 MILLION - 4

•	Contribution to the Comerica Charitable Foundation of $9 million, included in other noninterest expenses.

•
Other charges totaling $15 million associated with real estate optimization and several other efficiency-related actions, which included $6 million in salaries and benefits expense (severance-related) and $5 million in occupancy expense.

Credit Quality

(dollar amounts in millions)	3rd Qtr '14	2nd Qtr '14	3rd Qtr '13
Net credit-related charge-offs	$3	$9	$19
Net credit-related charge-offs/Average total loans	0.03%	0.08%	0.18%

Provision for credit losses	$5	$11	$8

Nonperforming loans (a)	346	347	459
Nonperforming assets (NPAs) (a)	357	360	478
NPAs/Total loans and foreclosed property	0.75%	0.75%	1.08%

Loans past due 90 days or more and still accruing	$13	$7	$25

Allowance for loan losses	592	591	604
Allowance for credit losses on lending-related commitments (b)	43	42	34
Total allowance for credit losses	635	633	638

Allowance for loan losses/Period-end total loans	1.24%	1.23%	1.37%
Allowance for loan losses/Nonperforming loans	171	170	131

(a)	Excludes loans acquired with credit impairment.

(b)	Included in "Accrued expenses and other liabilities" on the consolidated balance sheets.

•	Net charge-offs decreased $6 million to $3 million, or 0.03 percent of average loans, in the third quarter 2014, compared to $9 million, or 0.08 percent, in the second quarter 2014.

•	Criticized loans decreased $94 million to $2.1 billion at September 30, 2014, compared to $2.2 billion at June 30, 2014.
Balance Sheet and Capital Management
Total assets and common shareholders' equity were $68.9 billion and $7.4 billion, respectively, at September 30, 2014, compared to $65.3 billion and $7.4 billion, respectively, at June 30, 2014.
There were approximately 180 million common shares outstanding at September 30, 2014. Share repurchases of $59 million (1.2 million shares) under the repurchase program, combined with dividends, returned 62 percent of third quarter 2014 net income to shareholders.
In the third quarter 2014, Comerica early redeemed $150 million of 8.375% subordinated notes, at par, and issued $250 million of 3.80% subordinated notes due in July 2026. The early redemption resulted in a $32 million gain in the third quarter 2014.
Comerica's tangible common equity ratio was 9.94 percent at September 30, 2014, a decrease of 45 basis points from June 30, 2014. The estimated Tier 1 common capital ratio increased 19 basis points, to 10.69 percent at September 30, 2014, from June 30, 2014. The estimated common equity Tier 1 ratio under fully phased-in Basel III capital rules and excluding most elements of AOCI was 10.4 percent at September 30, 2014.

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COMERICA REPORTS THIRD QUARTER 2014 NET INCOME OF $154 MILLION - 5

Full-Year and Fourth Quarter 2014 Outlook
Management expectations for full-year 2014 compared to full-year 2013 have not changed from the previously provided outlook, with the exception of the following:

•	Average loans - previous outlook was for growth in average loans of 4 percent to 6 percent and now growth is expected to be in the middle of the range, or about 5 percent.

•	Net interest income - previous outlook for purchase accounting accretion was $25 million to $30 million and now accretion is expected to be at the upper end of the range, or about $30 million.
For fourth quarter 2014 compared to third quarter 2014, management expects the following, assuming a continuation of the current economic and low-rate environment:

•
Slight growth in average loans, reflecting a seasonal decline in Mortgage Banker Finance, a seasonal increase in National Dealer Services, and slight growth in our remaining business lines similar to the third quarter, with continued focus on pricing and structure discipline.

•	Slight growth in net interest income, reflecting fourth quarter purchase accounting accretion of about $5 million. Loan growth approximately offsets continued pressure from low rate environment.

•	Provision for credit losses to remain low, similar to the provisions in the first half of 2014.

•	Noninterest income relatively stable, with stable customer-driven income and lower noncustomer-driven income.

•
Noninterest expenses higher, reflecting higher technology and consulting expenses, a seasonal increase in benefits expense and certain fourth quarter actions expected to result in additional charges of about $5 million to $7 million. Third quarter included a net benefit of $8 million from actions taken.

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COMERICA REPORTS THIRD QUARTER 2014 NET INCOME OF $154 MILLION - 6

Business Segments
Comerica's operations are strategically aligned into three major business segments: the Business Bank, the Retail Bank and Wealth Management. The Finance Division is also reported as a segment. The financial results below are based on the internal business unit structure of the Corporation and methodologies in effect at September 30, 2014 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses third quarter 2014 results compared to second quarter 2014.
In the second quarter 2014, Comerica enhanced the approach used to determine the standard reserve factors used in estimating the allowance for credit losses, which had the effect of capturing certain elements in the quantitative component of the reserve that had formerly been included in the qualitative assessment. The impact of the change was largely neutral to the total allowance for loan losses at June 30, 2014. However, because standard reserves are allocated to the segments at the loan level, while qualitative reserves are allocated at the portfolio level, the impact of the methodology change on the allowance of each segment reflected the characteristics of the individual loans within each segment's portfolio, causing segment reserves to increase or decrease accordingly.
The following table presents net income (loss) by business segment.

(dollar amounts in millions)	3rd Qtr '14		2nd Qtr '14		3rd Qtr '13
Business Bank	$210	91%	$195	82%	$209	91%
Retail Bank	7	3	15	6	6	3
Wealth Management	13	6	28	12	15	6
	230	100%	238	100%	230	100%
Finance	(73)		(91)		(87)
Other (a)	(3)		4		4
Total	$154		$151		$147
(a) Includes items not directly associated with the three major business segments or the Finance Division.
Business Bank

(dollar amounts in millions)	3rd Qtr '14	2nd Qtr '14	3rd Qtr '13
Net interest income (FTE)	$377	$376	$368
Provision for credit losses	(4)	32	(1)
Noninterest income	94	95	103
Noninterest expenses	152	143	153
Net income	210	195	209

Net credit-related charge-offs (recoveries)	(2)	7	9

Selected average balances:
Assets	37,898	37,467	35,295
Loans	36,894	36,529	34,178
Deposits	28,841	27,382	26,284

•
Average loans increased $365 million, reflecting increases in most lines of business, led by Mortgage Banker Finance, Technology and Life Sciences, Commercial Real Estate and Corporate Banking, partially offset by decreases in National Dealer Services and general Middle Market.

•	Average deposits increased $1.5 billion, primarily reflecting increases in noninterest-bearing deposits in almost all lines of business.

•
Net interest income increased $1 million, primarily due to the benefit from an increase in average loan balances and one additional day in the quarter, as well as an increase in net funds transfer pricing (FTP) credits, largely due to the increase in average deposits, partially offset by a decrease in purchase accounting accretion, the impact of a negative leasing residual value adjustment and lower loan yields.

•
The provision for credit losses decreased $36 million, primarily due to impact on the second quarter provision of enhancements made to the approach utilized to determine the allowance for credit losses, as well as improvements in credit quality.

•	Noninterest income decreased $1 million, primarily due to decreases in foreign exchange income and warrant income, partially offset by an increase in commercial lending fees.

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COMERICA REPORTS THIRD QUARTER 2014 NET INCOME OF $154 MILLION - 7

•
Noninterest expenses increased $9 million, primarily due to an increase in allocated corporate overhead expenses related to certain actions taken in the third quarter 2014 including a contribution to the Comerica Charitable Foundation, charges associated with real estate optimization and several other efficiency-related actions.

Retail Bank

(dollar amounts in millions)	3rd Qtr '14	2nd Qtr '14	3rd Qtr '13
Net interest income (FTE)	$150	$149	$151
Provision for credit losses	—	(4)	10
Noninterest income	41	41	45
Noninterest expenses	181	171	177
Net income	7	15	6

Net credit-related charge-offs	—	4	7

Selected average balances:
Assets	6,117	6,051	5,967
Loans	5,452	5,385	5,285
Deposits	21,785	21,648	21,257

•	Average loans increased $67 million, reflecting increases in both Small Business and Retail Banking.

•	Average deposits increased $137 million, primarily reflecting an increase in noninterest-bearing deposits, partially offset by a decline in Retail Banking certificates of deposit.

•	Net interest income increased $1 million, primarily due to the benefit provided by an increase in average loan balances and the impact of one additional day in the quarter.

•
The provision for credit losses increased $4 million, primarily due to the impact on the second quarter 2014 provision of enhancements to the approach utilized to determine the allowance for credit losses.

•	Noninterest expenses increased $10 million, primarily due to an increase in allocated corporate overhead expenses, for the same reasons as described above in the Business Bank section.
Wealth Management

(dollar amounts in millions)	3rd Qtr '14	2nd Qtr '14	3rd Qtr '13
Net interest income (FTE)	$47	$46	$45
Provision for credit losses	7	(9)	1
Noninterest income	63	67	61
Noninterest expenses	82	79	81
Net income	13	28	15

Net credit-related charge-offs (recoveries)	5	(2)	3

Selected average balances:
Assets	5,007	4,996	4,789
Loans	4,813	4,811	4,631
Deposits	4,155	3,827	3,782

•	Average deposits increased $328 million, primarily reflecting an increase in interest-bearing balances.

•	Net interest income increased $1 million due to an increase in net FTP credits, largely due to the increase in average deposits.

•
The provision for loan losses increased $16 million, primarily due to the impact on the second quarter 2014 provision of enhancements to the approach utilized to determine the allowance for credit losses.

•	Noninterest income decreased $4 million, primarily reflecting a decrease in investment banking fees and small decreases in several other categories.

•
Noninterest expenses increased $3 million, primarily reflecting an increase in allocated corporate overhead related to certain actions taken in the third quarter 2014 including a contribution to the Comerica Charitable Foundation, charges associated with real estate optimization and several other efficiency-related actions, as well as increases in salaries and benefits expense and occupancy expenses, primarily

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COMERICA REPORTS THIRD QUARTER 2014 NET INCOME OF $154 MILLION - 8

the result of other efficiency-related actions in the third quarter, partially offset by a decrease in litigation-related expenses.
Geographic Market Segments
Comerica also provides market segment results for three primary geographic markets: Michigan, California and Texas. In addition to the three primary geographic markets, Other Markets is also reported as a market segment. Other Markets includes Florida, Arizona, the International Finance division and businesses that have a significant presence outside of the three primary geographic markets. The tables below present the geographic market results based on the methodologies in effect at September 30, 2014 and are presented on a fully taxable equivalent (FTE) basis.
The following table presents net income (loss) by market segment.

(dollar amounts in millions)	3rd Qtr '14		2nd Qtr '14		3rd Qtr '13
Michigan	$68	29%	$80	34%	$75	33%
California	63	28	63	26	69	30
Texas	40	17	36	15	35	15
Other Markets	59	26	59	25	51	22
	230	100%	238	100%	230	100%
Finance & Other (a)	(76)		(87)		(83)
Total	$154		$151		$147
(a) Includes items not directly associated with the geographic markets.

•
Average loans increased $181 million and $70 million in Texas and California, respectively, and decreased $234 million in Michigan. The increase in Texas was led by Energy and Private Banking. California increases were led by Commercial Real Estate and general Middle Market, partially offset by decreases in National Dealer Services and Technology and Life Sciences. The decrease in Michigan primarily reflected declines in general Middle Market and National Dealer Services.

•
Average deposits increased $980 million and $520 million in California and Michigan, respectively, and decreased $91 million in Texas. The increase in California reflected increases in most lines of business and included increases of $432 million and $548 million in noninterest-bearing and interest-bearing deposits, respectively. The increase in Michigan was primarily in general Middle Market noninterest-bearing deposits.

•
Net interest income increased $6 million in California and decreased $7 million in Texas and $3 million in Michigan. The increase in California primarily reflected an increase in FTP credits, largely due to the increase in average deposits, and the benefit from an increase in average loans. The decrease in Texas was primarily the result of a decrease in the accretion of the purchase discount on the acquired loan portfolio. The decrease in Michigan primarily reflected lower loan yields, in part due to a negative leasing residual adjustment, and the impact of a decrease in average loans. All three markets benefited from the impact of one additional day in the third quarter.

•
The provision for credit losses decreased $19 million in Texas, decreased $1 million in Michigan and remained flat in California. The decrease in Texas primarily reflected the impact on the second quarter provision of increased reserves on two credits and positive credit quality migration.

•
Noninterest income decreased $7 million in Michigan and $2 million in California, and increased $1 million in Texas. The decrease in Michigan primarily reflected a decrease in investment banking fees and small decreases in several other noninterest income categories. In California, the decrease was primarily the result of decreases in foreign exchange and warrant income.

•
Noninterest expenses increased $7 million, $6 million and $2 million in Michigan, Texas and California, respectively, primarily due to increased allocated corporate overhead expenses, for the same reasons as previously described in the Business Bank section. In California, decreases in litigation-related expenses and operational losses partially offset the increase.

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COMERICA REPORTS THIRD QUARTER 2014 NET INCOME OF $154 MILLION - 9

Michigan Market

(dollar amounts in millions)	3rd Qtr '14	2nd Qtr '14	3rd Qtr '13
Net interest income (FTE)	$179	$182	$186
Provision for credit losses	(8)	(9)	(11)
Noninterest income	87	94	88
Noninterest expenses	166	159	167
Net income	68	80	75

Net credit-related charge-offs (recoveries)	3	10	1

Selected average balances:
Assets	13,724	13,851	13,744
Loans	13,248	13,482	13,276
Deposits	21,214	20,694	20,465
California Market

(dollar amounts in millions)	3rd Qtr '14	2nd Qtr '14	3rd Qtr '13
Net interest income (FTE)	$182	$176	$171
Provision for credit losses	14	14	—
Noninterest income	37	39	42
Noninterest expenses	103	101	101
Net income	63	63	69

Net credit-related charge-offs (recoveries)	6	5	8

Selected average balances:
Assets	15,768	15,721	14,250
Loans	15,509	15,439	14,002
Deposits	16,350	15,370	14,567
Texas Market

(dollar amounts in millions)	3rd Qtr '14	2nd Qtr '14	3rd Qtr '13
Net interest income (FTE)	$130	$137	$129
Provision for credit losses	3	22	17
Noninterest income	32	31	35
Noninterest expenses	95	89	92
Net income	40	36	35

Net credit-related charge-offs	—	2	4

Selected average balances:
Assets	11,835	11,661	10,642
Loans	11,147	10,966	9,942
Deposits	10,633	10,724	10,298

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COMERICA REPORTS THIRD QUARTER 2014 NET INCOME OF $154 MILLION - 10

Conference Call and Webcast
Comerica will host a conference call to review third quarter 2014 financial results at 7 a.m. CT Friday, October 17, 2014. Interested parties may access the conference call by calling (877) 523-5249 or (210) 591-1147 (event ID No. 3671820). The call and supplemental financial information can also be accessed via Comerica's "Investor Relations" page at www.comerica.com. A replay of the Webcast can be accessed via Comerica's “Investor Relations” page at www.comerica.com.
Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three major business segments: The Business Bank, The Retail Bank and Wealth Management. Comerica focuses on relationships and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico.
This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Comerica's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as a reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

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COMERICA REPORTS THIRD QUARTER 2014 NET INCOME OF $154 MILLION - 11

Forward-looking Statements
Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward,” "projects," "models" and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica's management based on information known to Comerica's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica's management for future or past operations, products or services, and forecasts of Comerica's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, estimates of credit trends and global stability. Such statements reflect the view of Comerica's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including changes in interest rates; volatility and disruptions in global capital and credit markets; changes in Comerica's credit rating; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Comerica's customers; operational difficulties, failure of technology infrastructure or information security incidents; the implementation of Comerica's strategies and business initiatives; Comerica's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Comerica's markets; changes in customer behavior; any future strategic acquisitions or divestitures; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events including, but not limited to, hurricanes, tornadoes, earthquakes, fires and floods; changes in accounting standards and the critical nature of Comerica's accounting policies. Comerica cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” beginning on page 12 of Comerica's Annual Report on Form 10-K for the year ended December 31, 2013. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Media Contact:	Investor Contacts:
Wayne J. Mielke	Darlene P. Persons
(214) 462-4463	(214) 462-6831

Brittany L. Butler
(214) 462-6834

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in millions, except per share data)	2014	2014	2013	2014	2013
PER COMMON SHARE AND COMMON STOCK DATA
Diluted net income	$0.82	$0.80	$0.78	$2.35	$2.23
Cash dividends declared	0.20	0.20	0.17	0.59	0.51

Average diluted shares (in thousands)	185,401	186,108	187,104	186,064	187,180
KEY RATIOS
Return on average common shareholders' equity	8.29%	8.27%	8.50%	8.08%	8.14%
Return on average assets	0.93	0.93	0.92	0.91	0.89
Tier 1 common capital ratio (a) (b)	10.69	10.50	10.72
Tier 1 risk-based capital ratio (b)	10.69	10.50	10.72
Total risk-based capital ratio (b)	12.95	12.52	13.42
Leverage ratio (b)	10.80	10.93	10.88
Tangible common equity ratio (a)	9.94	10.39	9.87
AVERAGE BALANCES
Commercial loans	$30,188	$29,890	$27,759	$29,487	$28,069
Real estate construction loans	1,973	1,913	1,522	1,905	1,430
Commercial mortgage loans	8,698	8,749	8,943	8,739	9,177
Lease financing	823	850	839	840	850
International loans	1,417	1,328	1,252	1,349	1,265
Residential mortgage loans	1,792	1,773	1,642	1,763	1,600
Consumer loans	2,268	2,222	2,137	2,244	2,142
Total loans	47,159	46,725	44,094	46,327	44,533

Earning assets	61,672	60,148	58,892	60,585	58,810
Total assets	66,401	64,879	63,657	65,336	63,707

Noninterest-bearing deposits	25,275	24,011	22,379	24,182	21,991
Interest-bearing deposits	29,888	29,373	29,486	29,599	29,364
Total deposits	55,163	53,384	51,865	53,781	51,355

Common shareholders' equity	7,411	7,331	6,920	7,324	6,950
NET INTEREST INCOME (fully taxable equivalent basis)
Net interest income	$415	$417	$413	$1,243	$1,244
Net interest margin	2.67%	2.78%	2.79%	2.74%	2.83%
CREDIT QUALITY
Total nonperforming assets (c)	$357	$360	$478

Loans past due 90 days or more and still accruing	13	7	25

Net loan charge-offs	3	9	19	$24	$60

Allowance for loan losses	592	591	604
Allowance for credit losses on lending-related commitments	43	42	34
Total allowance for credit losses	635	633	638

Allowance for loan losses as a percentage of total loans	1.24%	1.23%	1.37%
Net loan charge-offs as a percentage of average total loans (d)	0.03	0.08	0.18	0.07%	0.18%
Nonperforming assets as a percentage of total loans and foreclosed property (c)	0.75	0.75	1.08
Allowance for loan losses as a percentage of total nonperforming loans	171	170	131

(a)	See Reconciliation of Non-GAAP Financial Measures.

(b)	September 30, 2014 ratios are estimated.

(c)	Excludes loans acquired with credit-impairment.

(d)	Lending-related commitment charge-offs were zero in all periods presented.

CONSOLIDATED BALANCE SHEETS
Comerica Incorporated and Subsidiaries

	September 30,	June 30,	December 31,	September 30,
(in millions, except share data)	2014	2014	2013	2013
	(unaudited)	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$1,039	$1,226	$1,140	$1,384

Interest-bearing deposits with banks	6,748	2,668	5,311	5,704
Other short-term investments	112	109	112	106

Investment securities available-for-sale	9,468	9,534	9,307	9,488

Commercial loans	30,759	30,986	28,815	27,897
Real estate construction loans	1,992	1,939	1,762	1,552
Commercial mortgage loans	8,603	8,747	8,787	8,785
Lease financing	805	822	845	829
International loans	1,429	1,352	1,327	1,286
Residential mortgage loans	1,797	1,775	1,697	1,650
Consumer loans	2,323	2,261	2,237	2,152
Total loans	47,708	47,882	45,470	44,151
Less allowance for loan losses	(592)	(591)	(598)	(604)
Net loans	47,116	47,291	44,872	43,547

Premises and equipment	524	562	594	604
Accrued income and other assets	3,880	3,935	3,888	3,834
Total assets	$68,887	$65,325	$65,224	$64,667

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$27,490	$24,774	$23,875	$23,896

Money market and interest-bearing checking deposits	23,523	22,555	22,332	21,697
Savings deposits	1,753	1,731	1,673	1,645
Customer certificates of deposit	4,698	4,962	5,063	5,180
Foreign office time deposits	117	148	349	491
Total interest-bearing deposits	30,091	29,396	29,417	29,013
Total deposits	57,581	54,170	53,292	52,909

Short-term borrowings	202	176	253	226
Accrued expenses and other liabilities	1,002	990	986	1,001
Medium- and long-term debt	2,669	2,620	3,543	3,565
Total liabilities	61,454	57,956	58,074	57,701

Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares	1,141	1,141	1,141	1,141
Capital surplus	2,183	2,175	2,179	2,171
Accumulated other comprehensive loss	(317)	(304)	(391)	(541)
Retained earnings	6,631	6,520	6,318	6,236
Less cost of common stock in treasury - 47,992,721 shares at 9/30/14; 47,194,492 shares at 6/30/14; 45,860,786 shares at 12/31/13 and 44,483,659 shares at 9/30/13	(2,205)	(2,163)	(2,097)	(2,041)
Total shareholders' equity	7,433	7,369	7,150	6,966
Total liabilities and shareholders' equity	$68,887	$65,325	$65,224	$64,667

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share data)	2014	2013	2014	2013
INTEREST INCOME
Interest and fees on loans	$381	$381	$1,142	$1,159
Interest on investment securities	52	54	160	159
Interest on short-term investments	3	4	9	10
Total interest income	436	439	1,311	1,328
INTEREST EXPENSE
Interest on deposits	11	13	33	43
Interest on medium- and long-term debt	11	14	38	43
Total interest expense	22	27	71	86
Net interest income	414	412	1,240	1,242
Provision for credit losses	5	8	25	37
Net interest income after provision for credit losses	409	404	1,215	1,205
NONINTEREST INCOME
Service charges on deposit accounts	54	53	162	161
Fiduciary income	44	41	133	128
Commercial lending fees	26	28	69	71
Card fees	20	20	59	55
Letter of credit fees	14	17	43	49
Bank-owned life insurance	11	12	31	31
Foreign exchange income	9	9	30	27
Brokerage fees	4	4	13	14
Net securities (losses) gains	(1)	1	—	(1)
Other noninterest income	34	43	103	128
Total noninterest income	215	228	643	663
NONINTEREST EXPENSES
Salaries and benefits expense	248	255	735	751
Net occupancy expense	46	41	125	119
Equipment expense	14	15	43	45
Outside processing fee expense	31	31	89	89
Software expense	25	22	72	66
Litigation-related expense	(2)	(4)	4	—
FDIC insurance expense	9	9	25	26
Advertising expense	5	6	16	18
Gain on debt redemption	(32)	—	(32)	(1)
Other noninterest expenses	53	42	130	136
Total noninterest expenses	397	417	1,207	1,249
Income before income taxes	227	215	651	619
Provision for income taxes	73	68	207	195
NET INCOME	154	147	444	424
Less income allocated to participating securities	2	2	6	6
Net income attributable to common shares	$152	$145	$438	$418
Earnings per common share:
Basic	$0.85	$0.80	$2.44	$2.28
Diluted	0.82	0.78	2.35	2.23

Comprehensive income	141	144	518	296

Cash dividends declared on common stock	36	31	107	95
Cash dividends declared per common share	0.20	0.17	0.59	0.51

CONSOLIDATED QUARTERLY STATEMENTS OF COMPREHENSIVE INCOME (unaudited)
Comerica Incorporated and Subsidiaries

	Third	Second	First	Fourth	Third	Third Quarter 2014 Compared To:
	Quarter	Quarter	Quarter	Quarter	Quarter	Second Quarter 2014		Third Quarter 2013
(in millions, except per share data)	2014	2014	2014	2013	2013	Amount	Percent	Amount	Percent
INTEREST INCOME
Interest and fees on loans	$381	$385	$376	$397	$381	$(4)	(1)%	$—	—%
Interest on investment securities	52	53	55	55	54	(1)	(2)	(2)	(5)
Interest on short-term investments	3	2	4	4	4	1	26	(1)	(10)
Total interest income	436	440	435	456	439	(4)	(1)	(3)	(1)
INTEREST EXPENSE
Interest on deposits	11	11	11	12	13	—	—	(2)	(15)
Interest on medium- and long-term debt	11	13	14	14	14	(2)	(12)	(3)	(16)
Total interest expense	22	24	25	26	27	(2)	(5)	(5)	(16)
Net interest income	414	416	410	430	412	(2)	(1)	2	—
Provision for credit losses	5	11	9	9	8	(6)	(58)	(3)	(38)
Net interest income after provision for credit losses	409	405	401	421	404	4	1	5	1
NONINTEREST INCOME
Service charges on deposit accounts	54	54	54	53	53	—	—	1	1
Fiduciary income	44	45	44	43	41	(1)	(2)	3	6
Commercial lending fees	26	23	20	28	28	3	11	(2)	(7)
Card fees	20	19	20	19	20	1	7	—	—
Letter of credit fees	14	15	14	15	17	(1)	(2)	(3)	(15)
Bank-owned life insurance	11	11	9	9	12	—	—	(1)	(15)
Foreign exchange income	9	12	9	9	9	(3)	(23)	—	—
Brokerage fees	4	4	5	4	4	—	—	—	—
Net securities (losses) gains	(1)	—	1	—	1	(1)	N/M	(2)	N/M
Other noninterest income	34	37	32	39	43	(3)	(9)	(9)	(22)
Total noninterest income	215	220	208	219	228	(5)	(2)	(13)	(6)
NONINTEREST EXPENSES
Salaries and benefits expense	248	240	247	258	255	8	3	(7)	(3)
Net occupancy expense	46	39	40	41	41	7	17	5	14
Equipment expense	14	15	14	15	15	(1)	(2)	(1)	(6)
Outside processing fee expense	31	30	28	30	31	1	2	—	—
Software expense	25	25	22	24	22	—	—	3	14
Litigation-related expense	(2)	3	3	52	(4)	(5)	N/M	2	64
FDIC insurance expense	9	8	8	7	9	1	10	—	—
Advertising expense	5	5	6	3	6	—	—	(1)	(10)
Gain on debt redemption	(32)	—	—	—	—	(32)	N/M	(32)	N/M
Other noninterest expenses	53	39	38	43	42	14	34	11	24
Total noninterest expenses	397	404	406	473	417	(7)	(2)	(20)	(5)
Income before income taxes	227	221	203	167	215	6	2	12	5
Provision for income taxes	73	70	64	50	68	3	4	5	7
NET INCOME	154	151	139	117	147	3	1	7	4
Less income allocated to participating securities	2	2	2	2	2	—	—	—	—
Net income attributable to common shares	$152	$149	$137	$115	$145	$3	1%	$7	5%
Earnings per common share:
Basic	$0.85	$0.83	$0.76	$0.64	$0.80	$0.02	2%	$0.05	6%
Diluted	0.82	0.80	0.73	0.62	0.78	0.02	2	0.04	5

Comprehensive income	141	172	205	267	144	(31)	(18)	(3)	(2)

Cash dividends declared on common stock	36	36	35	31	31	—	—	5	16
Cash dividends declared per common share	0.20	0.20	0.19	0.17	0.17	—	—	0.03	18
N/M - Not Meaningful

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES (unaudited)
Comerica Incorporated and Subsidiaries

	2014			2013
(in millions)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr

Balance at beginning of period	$591	$594	$598	$604	$613

Loan charge-offs:
Commercial	13	19	19	31	20
Real estate construction	—	—	—	—	1
Commercial mortgage	7	5	8	5	9
Residential mortgage	1	—	—	1	1
Consumer	3	4	3	4	8
Total loan charge-offs	24	28	30	41	39

Recoveries on loans previously charged-off:
Commercial	6	11	11	17	8
Real estate construction	1	1	—	3	2
Commercial mortgage	12	3	3	5	7
Lease financing	—	—	2	—	1
Residential mortgage	1	3	—	1	1
Consumer	1	1	2	2	1
Total recoveries	21	19	18	28	20
Net loan charge-offs	3	9	12	13	19
Provision for loan losses	4	6	8	7	10
Balance at end of period	$592	$591	$594	$598	$604

Allowance for loan losses as a percentage of total loans	1.24%	1.23%	1.28%	1.32%	1.37%

Net loan charge-offs as a percentage of average total loans	0.03	0.08	0.10	0.12	0.18

ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES ON LENDING-RELATED COMMITMENTS (unaudited)
Comerica Incorporated and Subsidiaries

	2014			2013
(in millions)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr

Balance at beginning of period	$42	$37	$36	$34	$36
Add: Provision for credit losses on lending-related commitments	1	5	1	2	(2)
Balance at end of period	$43	$42	$37	$36	$34

Unfunded lending-related commitments sold	$9	$—	$—	$1	$2

NONPERFORMING ASSETS (unaudited)
Comerica Incorporated and Subsidiaries

	2014			2013
(in millions)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr

SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS
Nonaccrual loans:
Business loans:
Commercial	$93	$72	$54	$81	$107
Real estate construction	18	19	19	21	25
Commercial mortgage	144	156	162	156	206
International	—	—	—	4	—
Total nonaccrual business loans	255	247	235	262	338
Retail loans:
Residential mortgage	42	45	48	53	63
Consumer:
Home equity	31	32	32	33	34
Other consumer	1	2	2	2	2
Total consumer	32	34	34	35	36
Total nonaccrual retail loans	74	79	82	88	99
Total nonaccrual loans	329	326	317	350	437
Reduced-rate loans	17	21	21	24	22
Total nonperforming loans (a)	346	347	338	374	459
Foreclosed property	11	13	14	9	19
Total nonperforming assets (a)	$357	$360	$352	$383	$478

Nonperforming loans as a percentage of total loans	0.73%	0.73%	0.73%	0.82%	1.04%
Nonperforming assets as a percentage of total loans and foreclosed property	0.75	0.75	0.76	0.84	1.08
Allowance for loan losses as a percentage of total nonperforming loans	171	170	176	160	131
Loans past due 90 days or more and still accruing	$13	$7	$10	$16	$25

ANALYSIS OF NONACCRUAL LOANS
Nonaccrual loans at beginning of period	$326	$317	$350	$437	$449
Loans transferred to nonaccrual (b)	54	53	19	23	50
Nonaccrual business loan gross charge-offs (c)	(20)	(24)	(27)	(33)	(25)
Nonaccrual business loans sold (d)	(3)	(6)	(3)	(14)	(17)
Payments/Other (e)	(28)	(14)	(22)	(63)	(20)
Nonaccrual loans at end of period	$329	$326	$317	$350	$437
(a) Excludes loans acquired with credit impairment.
(b) Based on an analysis of nonaccrual loans with book balances greater than $2 million.
(c) Analysis of gross loan charge-offs:
Nonaccrual business loans	$20	$24	$27	$33	$25
Performing criticized loans	—	—	—	3	5
Consumer and residential mortgage loans	4	4	3	5	9
Total gross loan charge-offs	$24	$28	$30	$41	$39
(d) Analysis of loans sold:
Nonaccrual business loans	$3	$6	$3	$14	$17
Performing criticized loans	—	8	6	22	31
Total criticized loans sold	$3	$14	$9	$36	$48
(e) Includes net changes related to nonaccrual loans with balances less than $2 million, payments on nonaccrual loans with book balances greater than $2 million and transfers of nonaccrual loans to foreclosed property. Excludes business loan gross charge-offs and business nonaccrual loans sold.

ANALYSIS OF NET INTEREST INCOME (FTE) (unaudited)
Comerica Incorporated and Subsidiaries

	Nine Months Ended
	September 30, 2014			September 30, 2013
	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans	$29,487	$689	3.12%	$28,069	$688	3.28%
Real estate construction loans	1,905	49	3.42	1,430	43	3.98
Commercial mortgage loans	8,739	246	3.77	9,177	271	3.95
Lease financing	840	20	3.23	850	21	3.22
International loans	1,349	37	3.64	1,265	35	3.73
Residential mortgage loans	1,763	50	3.81	1,600	50	4.13
Consumer loans	2,244	54	3.21	2,142	53	3.32
Total loans (a)	46,327	1,145	3.30	44,533	1,161	3.49

Mortgage-backed securities available-for-sale	8,976	159	2.36	9,339	158	2.29
Other investment securities available-for-sale	369	1	0.44	390	1	0.48
Total investment securities available-for-sale	9,345	160	2.28	9,729	159	2.21

Interest-bearing deposits with banks (b)	4,803	9	0.25	4,433	9	0.26
Other short-term investments	110	—	0.60	115	1	1.38
Total earning assets	60,585	1,314	2.90	58,810	1,330	3.03

Cash and due from banks	932			993
Allowance for loan losses	(602)			(627)
Accrued income and other assets	4,421			4,531
Total assets	$65,336			$63,707

Money market and interest-bearing checking deposits	$22,571	18	0.11	$21,594	22	0.13
Savings deposits	1,734	—	0.03	1,654	—	0.03
Customer certificates of deposit	4,990	13	0.36	5,603	19	0.44
Foreign office time deposits	304	2	0.68	513	2	0.54
Total interest-bearing deposits	29,599	33	0.15	29,364	43	0.19

Short-term borrowings	209	—	0.03	189	—	0.07
Medium- and long-term debt	3,062	38	1.67	4,109	43	1.42
Total interest-bearing sources	32,870	71	0.29	33,662	86	0.34

Noninterest-bearing deposits	24,182			21,991
Accrued expenses and other liabilities	960			1,104
Total shareholders' equity	7,324			6,950
Total liabilities and shareholders' equity	$65,336			$63,707

Net interest income/rate spread (FTE)		$1,243	2.61		$1,244	2.69

FTE adjustment		$3			$2

Impact of net noninterest-bearing sources of funds			0.13			0.14
Net interest margin (as a percentage of average earning assets) (FTE) (a) (b)			2.74%			2.83%
(a) Accretion of the purchase discount on the acquired loan portfolio of $25 million and $26 million in the nine months ended September 30, 2014 and 2013, respectively, increased the net interest margin by 6 basis points in each period.
(b) Average balances deposited with the Federal Reserve Bank reduced the net interest margin by 20 basis points in both the nine-month periods ended September 30, 2014 and 2013.

ANALYSIS OF NET INTEREST INCOME (FTE) (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended
	September 30, 2014			June 30, 2014			September 30, 2013
	Average		Average	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans	$30,188	$236	3.11%	$29,890	$231	3.10%	$27,759	$226	3.25%
Real estate construction loans	1,973	17	3.41	1,913	16	3.44	1,522	15	3.78
Commercial mortgage loans	8,698	76	3.45	8,749	85	3.88	8,943	88	3.90
Lease financing	823	4	2.33	850	7	3.26	839	7	3.21
International loans	1,417	13	3.59	1,328	12	3.64	1,252	12	3.76
Residential mortgage loans	1,792	17	3.76	1,773	17	3.82	1,642	17	3.98
Consumer loans	2,268	19	3.24	2,222	18	3.22	2,137	17	3.27
Total loans (a)	47,159	382	3.22	46,725	386	3.31	44,094	382	3.44

Mortgage-backed securities available-for-sale	9,020	52	2.29	8,996	53	2.35	8,989	54	2.41
Other investment securities available-for-sale	368	—	0.43	368	—	0.46	391	—	0.43
Total investment securities available-for-sale	9,388	52	2.22	9,364	53	2.28	9,380	54	2.32

Interest-bearing deposits with banks (b)	5,015	3	0.25	3,949	2	0.25	5,308	4	0.26
Other short-term investments	110	—	0.54	110	—	0.61	110	—	0.77
Total earning assets	61,672	437	2.82	60,148	441	2.95	58,892	440	2.97

Cash and due from banks	963			921			1,027
Allowance for loan losses	(601)			(602)			(622)
Accrued income and other assets	4,367			4,412			4,360
Total assets	$66,401			$64,879			$63,657

Money market and interest-bearing checking deposits	$23,146	6	0.11	$22,296	6	0.10	$21,894	7	0.13
Savings deposits	1,759	—	0.03	1,742	—	0.03	1,680	—	0.04
Customer certificates of deposit	4,824	4	0.36	5,041	5	0.36	5,384	6	0.41
Foreign office time deposits	159	1	1.43	294	—	0.68	528	—	0.48
Total interest-bearing deposits	29,888	11	0.15	29,373	11	0.15	29,486	13	0.18

Short-term borrowings	231	—	0.03	210	—	0.03	249	—	0.06
Medium- and long-term debt	2,652	11	1.75	2,999	13	1.77	3,590	14	1.54
Total interest-bearing sources	32,771	22	0.28	32,582	24	0.30	33,325	27	0.32

Noninterest-bearing deposits	25,275			24,011			22,379
Accrued expenses and other liabilities	944			955			1,033
Total shareholders' equity	7,411			7,331			6,920
Total liabilities and shareholders' equity	$66,401			$64,879			$63,657

Net interest income/rate spread (FTE)		$415	2.54		$417	2.65		$413	2.65

FTE adjustment		$1			$1			$1

Impact of net noninterest-bearing sources of funds			0.13			0.13			0.14
Net interest margin (as a percentage of average earning assets) (FTE) (a) (b)			2.67%			2.78%			2.79%
(a) Accretion of the purchase discount on the acquired loan portfolio of $3 million, $10 million and $8 million in the third and second quarters of 2014 and the third quarter of 2013, respectively, increased the net interest margin by 2 basis points, 7 basis points and 5 basis points in each respective period.
(b) Average balances deposited with the Federal Reserve Bank reduced the net interest margin by 21 basis points, 17 basis points and 24 basis points in the third and second quarters of 2014 and the third quarter of 2013, respectively.

CONSOLIDATED STATISTICAL DATA (unaudited)
Comerica Incorporated and Subsidiaries

	September 30,	June 30,	March 31,	December 31,	September 30,
(in millions, except per share data)	2014	2014	2014	2013	2013

Commercial loans:
Floor plan	$3,183	$3,576	$3,437	$3,504	$2,869
Other	27,576	27,410	26,337	25,311	25,028
Total commercial loans	30,759	30,986	29,774	28,815	27,897
Real estate construction loans	1,992	1,939	1,847	1,762	1,552
Commercial mortgage loans	8,603	8,747	8,801	8,787	8,785
Lease financing	805	822	849	845	829
International loans	1,429	1,352	1,250	1,327	1,286
Residential mortgage loans	1,797	1,775	1,751	1,697	1,650
Consumer loans:
Home equity	1,634	1,574	1,533	1,517	1,501
Other consumer	689	687	684	720	651
Total consumer loans	2,323	2,261	2,217	2,237	2,152
Total loans	$47,708	$47,882	$46,489	$45,470	$44,151

Goodwill	$635	$635	$635	$635	$635
Core deposit intangible	14	14	15	16	17
Loan servicing rights	1	1	1	1	1

Tier 1 common capital ratio (a) (b)	10.69%	10.50%	10.58%	10.64%	10.72%
Tier 1 risk-based capital ratio (a)	10.69	10.50	10.58	10.64	10.72
Total risk-based capital ratio (a)	12.95	12.52	13.00	13.10	13.42
Leverage ratio (a)	10.80	10.93	10.85	10.77	10.88
Tangible common equity ratio (b)	9.94	10.39	10.20	10.07	9.87

Common shareholders' equity per share of common stock	$41.26	$40.72	$40.09	$39.22	$37.93
Tangible common equity per share of common stock (b)	37.65	37.12	36.50	35.64	34.37
Market value per share for the quarter:
High	52.72	52.60	53.50	48.69	43.49
Low	48.33	45.34	43.96	38.64	38.56
Close	49.86	50.16	51.80	47.54	39.31

Quarterly ratios:
Return on average common shareholders' equity	8.29%	8.27%	7.68%	6.66%	8.50%
Return on average assets	0.93	0.93	0.86	0.72	0.92
Efficiency ratio (c)	62.87	63.35	65.79	72.81	65.18

Number of banking centers	481	481	483	483	484

Number of employees - full time equivalent	8,913	8,901	8,907	8,948	8,918
(a) September 30, 2014 ratios are estimated.

(b)	See Reconciliation of Non-GAAP Financial Measures.

(c)	Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains (losses).

PARENT COMPANY ONLY BALANCE SHEETS (unaudited)
Comerica Incorporated

	September 30,	December 31,	September 30,
(in millions, except share data)	2014	2013	2013

ASSETS
Cash and due from subsidiary bank	$5	$31	$36
Short-term investments with subsidiary bank	1,136	482	480
Other short-term investments	97	96	92
Investment in subsidiaries, principally banks	7,433	7,171	7,005
Premises and equipment	2	4	4
Other assets	134	139	134
Total assets	$8,807	$7,923	$7,751

LIABILITIES AND SHAREHOLDERS' EQUITY
Medium- and long-term debt	$1,202	$617	$620
Other liabilities	172	156	165
Total liabilities	1,374	773	785

Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares	1,141	1,141	1,141
Capital surplus	2,183	2,179	2,171
Accumulated other comprehensive loss	(317)	(391)	(541)
Retained earnings	6,631	6,318	6,236
Less cost of common stock in treasury - 47,992,721 shares at 9/30/14; 45,860,786 shares at 12/31/13 and 44,483,659 shares at 9/30/13	(2,205)	(2,097)	(2,041)
Total shareholders' equity	7,433	7,150	6,966
Total liabilities and shareholders' equity	$8,807	$7,923	$7,751

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (unaudited)
Comerica Incorporated and Subsidiaries

				Accumulated
	Common Stock			Other			Total
	Shares		Capital	Comprehensive	Retained	Treasury	Shareholders'
(in millions, except per share data)	Outstanding	Amount	Surplus	Loss	Earnings	Stock	Equity

BALANCE AT DECEMBER 31, 2012	188.3	$1,141	$2,162	$(413)	$5,928	$(1,879)	$6,939
Net income	—	—	—	—	424	—	424
Other comprehensive loss, net of tax	—	—	—	(128)	—	—	(128)
Cash dividends declared on common stock ($0.51 per share)	—	—	—	—	(95)	—	(95)
Purchase of common stock	(5.8)	—	—	—	—	(218)	(218)
Net issuance of common stock under employee stock plans	1.2	—	(18)	—	(21)	56	17
Share-based compensation	—	—	27	—	—	—	27
BALANCE AT SEPTEMBER 30, 2013	183.7	$1,141	$2,171	$(541)	$6,236	$(2,041)	$6,966

BALANCE AT DECEMBER 31, 2013	182.3	$1,141	$2,179	$(391)	$6,318	$(2,097)	$7,150
Net income	—	—	—	—	444	—	444
Other comprehensive income, net of tax	—	—	—	74	—	—	74
Cash dividends declared on common stock ($0.59 per share)	—	—	—	—	(107)	—	(107)
Purchase of common stock	(4.1)	—	—	—	—	(200)	(200)
Net issuance of common stock under employee stock plans	2.0	—	(26)	—	(24)	91	41
Share-based compensation	—	—	31	—	—	—	31
Other	—	—	(1)	—	—	1	—
BALANCE AT SEPTEMBER 30, 2014	180.2	$1,141	$2,183	$(317)	$6,631	$(2,205)	$7,433

BUSINESS SEGMENT FINANCIAL RESULTS (unaudited)
Comerica Incorporated and Subsidiaries

(dollar amounts in millions)	Business	Retail	Wealth
Three Months Ended September 30, 2014	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$377	$150	$47	$(166)	$7	$415
Provision for credit losses	(4)	—	7	—	2	5
Noninterest income	94	41	63	15	2	215
Noninterest expenses	152	181	82	(29)	11	397
Provision (benefit) for income taxes (FTE)	113	3	8	(49)	(1)	74
Net income (loss)	$210	$7	$13	$(73)	$(3)	$154
Net credit-related charge-offs (recoveries)	$(2)	$—	$5	$—	$—	$3

Selected average balances:
Assets	$37,898	$6,117	$5,007	$11,026	$6,353	$66,401
Loans	36,894	5,452	4,813	—	—	47,159
Deposits	28,841	21,785	4,155	128	254	55,163

Statistical data:
Return on average assets (a)	2.22%	0.12%	1.05%	N/M	N/M	0.93%
Efficiency ratio (b)	32.32	93.96	74.98	N/M	N/M	62.87

	Business	Retail	Wealth
Three Months Ended June 30, 2014	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$376	$149	$46	$(160)	$6	$417
Provision for credit losses	32	(4)	(9)	—	(8)	11
Noninterest income	95	41	67	15	2	220
Noninterest expenses	143	171	79	2	9	404
Provision (benefit) for income taxes (FTE)	101	8	15	(56)	3	71
Net income (loss)	$195	$15	$28	$(91)	$4	$151
Net credit-related charge-offs (recoveries)	$7	$4	$(2)	$—	$—	$9

Selected average balances:
Assets	$37,467	$6,051	$4,996	$11,056	$5,309	$64,879
Loans	36,529	5,385	4,811	—	—	46,725
Deposits	27,382	21,648	3,827	258	269	53,384

Statistical data:
Return on average assets (a)	2.09%	0.27%	2.24%	N/M	N/M	0.93%
Efficiency ratio (b)	30.43	89.99	69.66	N/M	N/M	63.35

	Business	Retail	Wealth
Three Months Ended September 30, 2013	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$368	$151	$45	$(159)	8	$413
Provision for credit losses	(1)	10	1	—	(2)	8
Noninterest income	103	45	61	18	1	228
Noninterest expenses	153	177	81	2	4	417
Provision (benefit) for income taxes (FTE)	110	3	9	(56)	3	69
Net income (loss)	$209	$6	$15	$(87)	$4	$147
Net credit-related charge-offs	$9	$7	$3	$—	$—	$19

Selected average balances:
Assets	$35,295	$5,967	$4,789	$11,097	$6,509	$63,657
Loans	34,178	5,285	4,631	—	—	44,094
Deposits	26,284	21,257	3,782	319	223	51,865

Statistical data:
Return on average assets (a)	2.38%	0.12%	1.21%	N/M	N/M	0.92%
Efficiency ratio (b)	32.49	90.27	77.22	N/M	N/M	65.18
(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.
(b) Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains.
FTE - Fully Taxable Equivalent
N/M - Not Meaningful

MARKET SEGMENT FINANCIAL RESULTS (unaudited)
Comerica Incorporated and Subsidiaries

(dollar amounts in millions)				Other	Finance
Three Months Ended September 30, 2014	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$179	$182	$130	$83	$(159)	$415
Provision for credit losses	(8)	14	3	(6)	2	5
Noninterest income	87	37	32	42	17	215
Noninterest expenses	166	103	95	51	(18)	397
Provision (benefit) for income taxes (FTE)	40	39	24	21	(50)	74
Net income (loss)	$68	$63	$40	$59	$(76)	$154
Net credit-related charge-offs (recoveries)	$3	$6	$—	$(6)	$—	$3

Selected average balances:
Assets	$13,724	$15,768	$11,835	$7,695	$17,379	$66,401
Loans	13,248	15,509	11,147	7,255	—	47,159
Deposits	21,214	16,350	10,633	6,584	382	55,163

Statistical data:
Return on average assets (a)	1.22%	1.46%	1.34%	3.08%	N/M	0.93%
Efficiency ratio (b)	62.28	46.72	58.75	41.16	N/M	62.87

				Other	Finance
Three Months Ended June 30, 2014	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$182	$176	$137	$76	$(154)	$417
Provision for credit losses	(9)	14	22	(8)	(8)	11
Noninterest income	94	39	31	39	17	220
Noninterest expenses	159	101	89	44	11	404
Provision (benefit) for income taxes (FTE)	46	37	21	20	(53)	71
Net income (loss)	$80	$63	$36	$59	$(87)	$151
Net credit-related charge-offs (recoveries)	$10	$5	$2	$(8)	$—	$9

Selected average balances:
Assets	$13,851	$15,721	$11,661	$7,281	$16,365	$64,879
Loans	13,482	15,439	10,966	6,838	—	46,725
Deposits	20,694	15,370	10,724	6,069	527	53,384

Statistical data:
Return on average assets (a)	1.48%	1.54%	1.23%	3.24%	NM	0.93%
Efficiency ratio (b)	57.70	46.78	52.61	38.93	NM	63.35

				Other	Finance
Three Months Ended September 30, 2013	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$186	$171	$129	$78	$(151)	$413
Provision for credit losses	(11)	—	17	4	(2)	8
Noninterest income	88	42	35	44	19	228
Noninterest expenses	167	101	92	51	6	417
Provision (benefit) for income taxes (FTE)	43	43	20	16	(53)	69
Net income (loss)	$75	$69	$35	$51	$(83)	$147
Net credit-related charge-offs	$1	$8	$4	$6	$—	$19

Selected average balances:
Assets	$13,744	$14,250	$10,642	$7,415	$17,606	$63,657
Loans	13,276	14,002	9,942	6,874	—	44,094
Deposits	20,465	14,567	10,298	5,993	542	51,865

Statistical data:
Return on average assets (a)	1.43%	1.80%	1.20%	2.70%	N/M	0.92%
Efficiency ratio (b)	60.89	47.38	56.52	42.04	N/M	65.18
(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.
(b) Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains.
FTE - Fully Taxable Equivalent
N/M - Not Meaningful

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)
Comerica Incorporated and Subsidiaries

	September 30,	June 30,	March 31,	December 31,	September 30,
(dollar amounts in millions)	2014	2014	2014	2013	2013

Tier 1 Common Capital Ratio:
Tier 1 and Tier 1 common capital (a) (b)	$7,105	$7,027	$6,962	$6,895	$6,862

Risk-weighted assets (a) (b)	66,481	66,911	65,788	64,825	64,027

Tier 1 and Tier 1 common risk-based capital ratio (b)	10.69%	10.50%	10.58%	10.64%	10.72%

Basel III Common Equity Tier 1 Capital Ratio:
Tier 1 common capital (b)	$7,105	$7,027	$6,962	$6,895	$6,862
Basel III adjustments (c)	(1)	(1)	(2)	(6)	(4)
Basel III common equity Tier 1 capital (c)	7,104	7,026	6,960	6,889	6,858

Risk-weighted assets (a) (b)	$66,481	$66,911	$65,788	$64,825	$64,027
Basel III adjustments (c)	1,627	1,594	1,590	1,754	1,726
Basel III risk-weighted assets (c)	$68,108	$68,505	$67,378	$66,579	$65,753

Tier 1 common capital ratio (b)	10.7%	10.5%	10.6%	10.6%	10.7%
Basel III common equity Tier 1 capital ratio (c)	10.4	10.3	10.3	10.3	10.4

Tangible Common Equity Ratio:
Common shareholders' equity	$7,433	$7,369	$7,283	$7,150	$6,966
Less:
Goodwill	635	635	635	635	635
Other intangible assets	15	15	16	17	18
Tangible common equity	$6,783	$6,719	$6,632	$6,498	$6,313

Total assets	$68,887	$65,325	$65,681	$65,224	$64,667
Less:
Goodwill	635	635	635	635	635
Other intangible assets	15	15	16	17	18
Tangible assets	$68,237	$64,675	$65,030	$64,572	$64,014

Common equity ratio	10.79%	11.28%	11.09%	10.97%	10.78%
Tangible common equity ratio	9.94	10.39	10.20	10.07	9.87

Tangible Common Equity per Share of Common Stock:
Common shareholders' equity	$7,433	$7,369	$7,283	$7,150	$6,966
Tangible common equity	6,783	6,719	6,632	6,498	6,313

Shares of common stock outstanding (in millions)	180	181	182	182	184

Common shareholders' equity per share of common stock	$41.26	$40.72	$40.09	$39.22	$37.93
Tangible common equity per share of common stock	37.65	37.12	36.50	35.64	34.37
(a) Tier 1 capital and risk-weighted assets as defined by regulation.
(b) September 30, 2014 Tier 1 capital and risk-weighted assets are estimated.
(c) Estimated ratios based on the standardized approach in the final rule for the U.S. adoption of the Basel III regulatory capital framework, as fully phased-in, and excluding most elements of AOCI.

The Tier 1 common capital ratio removes preferred stock and qualifying trust preferred securities from Tier 1 capital as defined by and calculated in conformity with bank regulations. The Basel III common equity Tier 1 capital ratio further adjusts Tier 1 common capital and risk-weighted assets to account for the final rule approved by U.S. banking regulators in July 2013 for the U.S. adoption of the Basel III regulatory capital framework, as fully phased-in. The final Basel III capital rules are effective January 1, 2015 for banking organizations subject to the standardized approach. The tangible common equity ratio removes preferred stock and the effect of intangible assets from capital and the effect of intangible assets from total assets. Tangible common equity per share of common stock removes the effect of intangible assets from common shareholders equity per share of common stock. Comerica believes these measurements are meaningful measures of capital adequacy used by investors, regulators, management and others to evaluate the adequacy of common equity and to compare against other companies in the industry.